EXHIBIT 99.1




                                  NEWS RELEASE

              ABRAXAS ANNOUNCES PRICING OF $125 MILLION OFFERING OF
                   FLOATING RATE SENIOR SECURED NOTES DUE 2009

         SAN ANTONIO, TX (October 22, 2004) - Abraxas Petroleum Corporation (AMEX:ABP) announced today that it has priced a private offering of $125 million of Floating Rate Senior Secured Notes due 2009 at par. Interest on the notes will accrue at a per annum floating rate of six-month LIBOR plus 7.50%. The notes will be fully and unconditionally guaranteed by certain of Abraxas' subsidiaries. The closing of the offering is subject to the concurrent consummation of Abraxas' new senior secured revolving credit facility, its new second-lien bridge loan and Grey Wolf Exploration Inc.'s $35 million term loan, and the satisfaction of customary closing conditions. Abraxas intends to use the net proceeds of the offering, the bridge loan, and the Grey Wolf term loan to redeem its outstanding 11.5% Secured Notes due 2007 and to repay certain indebtedness under its existing credit facility.

         The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

         Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

         Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves.
Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com